Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
February 26, 2020	Financial Contact: Mark Sheahan, 612-623-6656 Media Contact: Charlotte Boyd, 612-623-6153 Charlotte_M_Boyd@graco.com

Graco Appoints Kevin J. Wheeler to the Board of Directors

MINNEAPOLIS (Feb. 26, 2020) - Graco Inc. (NYSE:GGG) announced today that Kevin J. Wheeler has been appointed as a member of the Company’s Board of Directors, effective Feb. 28, 2020.

Mr. Wheeler serves as President and Chief Executive Officer of A. O. Smith Corporation, a position he’s held since September 2018. Prior to becoming President and CEO, Mr. Wheeler was President and Chief Operating Officer from June 2017, responsible for global water heating, boilers and water treatment operations. He also oversaw the company’s research and development activities and the information technology function. He joined A. O. Smith in 1994 as a regional sales manager for the former Water Products Company and has held a number of senior leadership positions, including Managing Director of A. O. Smith Water Products Company B.V. in the Netherlands, Vice President-International with responsibility for all European and Asian operations, and Senior Vice President, President and General Manager of North America, India and Europe water heating business, A. O. Smith’s largest operating unit.

Mr. Wheeler is a member of the Manufacturers Alliance for Productivity and Innovation (MAPI) division leadership council and has served as an at-large director of the Air-Conditioning, Heating and Refrigeration Institute (AHRI).

“Kevin’s extensive sales, manufacturing and international experience and his long tenure in leadership positions at a global public company make him a natural fit for our organization. We’re looking forward to the perspective Kevin brings on operations across international markets and key technology functions relating to products and information systems,” said Lee R. Mitau, Graco’s Chairman of the Board. “On behalf of our Board of Directors and Management team, I want to formally welcome Kevin to Graco.”

Mr. Wheeler will serve on the Company’s Audit Committee and its Management Organization and Compensation Committee.

ABOUT GRACO
Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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